Exhibit 99.2

Q2-08 Earnings Call

Jane Todd Introduction

Thank you, Maria.

Good morning. I would like to welcome everyone to SMTC’s second quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane and good morning everyone.

By way of the agenda for this morning’s call, I will make some summary comments on the quarter; Jane will then take you through our quarterly results in more detail then I will wrap up with remarks on the outlook for the second half of the year.

We released our second quarter results yesterday after market close. For those who have seen the release, you will note that we reported a quarter with sequential revenue growth and a net loss including restructuring charges.

We would characterize our results for the second quarter as mixed. We fully expected to achieve significant sequential revenue growth in the second quarter. We achieved this. Revenue at $66.3 million was up sequentially by 20%. We also expected to be profitable and generate positive cash flow. These objectives were not met.

Q2-08 Earnings Call

Let me first talk to revenue. As anticipated, we increased revenue by just over $11 million as seven of our top ten customers increased order levels in the quarter. We also benefited from some newer customers ramping volume.

However, our second quarter margins and earnings were affected by four primary factors. First, was the planned manpower rebalancing at our Chihuahua, Mexico facility as we transitioned significant production volume to our China facility in the quarter. Secondly, revenue at our Enclosures Systems division came in lower than expected resulting in higher labour costs and lower overhead absorption. The third factor was customer and product mix. Finally, we incurred higher labour costs at other sites largely due to higher than expected June production to meet customer demand.

We also expected to be cash positive in the quarter – and we would have been but for two customers that delayed payments totaling $8 million until after quarter end.

As the quarter progressed, we took immediate steps to address our cost position. We lowered overall manpower levels by 276 full time and 100 part time staff primarily in our Mexico and Boston sites. This resulted in a charge of approximately $800,000 in the quarter. Additionally, we wrote down leasehold improvements at our Boston facility incurring an impairment charge of $4.9 million. Obviously, these actions will lower future costs.

Operationally SMTC performed well. Notably our China facility attained a full production run rate in the quarter producing just over $11 million in revenue and attaining excellent quality and on-time delivery metrics.

Although our working capital grew in the quarter, our average debt level and year over year interest costs are much lower. In fact, our second quarter interest expense was less than 50% of interest incurred in the second quarter of 2007.

As a testament to SMTC’s strengthening balance sheet and sound prospects, in August we were able to amend our loan arrangements to provide greater flexibility and to further lower interest rates.

With these initial comments, let me now turn this over to Jane for her comments on the quarter.

Jane Todd

Thanks John.

Q2-08 Earnings Call

Consistent with our forecast in the first quarter investor call, we had strong revenue growth of 20% over last quarter, despite continued weak end market conditions for two of our long standing customers and higher deferred revenue due to a bill and hold transaction. However, after achieving such a solid top line we delivered an unsatisfactory bottom line and did not generate cash. I will comment more fully on our results including a quarterly comparison to Q1 and second quarter of last year.

For the second quarter of 2008, the Company reported revenue of $66.3 million compared with $55.1 million last quarter and $66.1 million in the second quarter of 2007. As expected, revenue increased $11.2 million from Q1 of this year as we received increased demand from the majority of our longstanding customers totaling over $9 million, including record revenue levels for two such customers, and over $2 million in growth from our recently announced two new customers. Revenue for the second quarter of 2008 was consistent with the second quarter of 2007, however the composition of our revenue has changed. Importantly, the second quarter of 2008 compared with 2007 shows positive growth from newer customers of approximately $2 million as well as strong growth from several of our longstanding customers including our largest three. However, this growth continued to be negatively impacted by some demand reductions primarily from certain longstanding customers experiencing end market softness such as in the semi-conductor equipment sector, as well as the effect of product life cycle changes. Our relationships with our customers are strong and we have a solid pipeline of new customer opportunities.

Revenue distribution for the second quarter did shift somewhat with the industrial segment increasing to 72% of revenue from the high 60’s in the past several quarters, as the increased revenue noted previously is largely due to industrial customers. Communications and computing and networking declined somewhat to 13% and 16%, respectively. In both segments we experienced reduced demand due to customer end market conditions. The Company continues to have a well diversified customer base that we believe somewhat reduces variations for the Company during challenging economic times. Our top ten customers accounted for 84% of the quarter’s total revenue, essentially unchanged compared with last year and last quarter.

Gross margin for the quarter was $4.5 million or 6.8% of revenue compared with $4.4 million or 8.0% last quarter and $5.8 million or 8.8% for Q2 2007. Margins have been negatively impacted by sales mix, higher labour and overhead costs, in part arising from the ramp of our two new facilities and lower revenues in our Boston Enclosures business. Q1 of this year was favourably impacted by certain recoveries of previously expensed items and a reduction in excess and obsolete inventory reserves.

Q2-08 Earnings Call

In the quarter, selling, general and administrative costs were $4.2 million compared to $3.2 million last quarter and $4.1 million for the same period last year. In Q1 of this year, improved accounts receivable collections allowed for a reducted allowances. Labour costs have generally increased partially caused by the increase in the Canadian dollar, however these costs have been subsequently reduced as a result of the restructuring I will talk to shortly.

Let me now turn to bottom line. We recorded a net loss in the quarter of $6.3 million. This loss includes $5.7 million in restructuring charges and $300 thousand in stock based compensation. Excluding these amounts, the net loss would be $300 thousand. Net income in Q1 was $421 thousand or $0.03 per share. Net income for the same period a year ago was $110 thousand. Interest expense decreased significantly from $1.6 million a year ago to $765 thousand due to reduced debt levels and lower interest rates. Despite reduced interest costs, excluding restructuring and stock based compensation, the Company recorded a net loss, driven by lower gross profit as discussed previously and higher selling, general and administrative expenses. The Company initiated a restructuring plan to rebalance staffing levels and restore profitability. The restructuring charge of $5.7 million, consists of a $500 thousand severance charge at our Chihuahua facility, a $200 thousand severance charge at our Boston facility, a $100 thousand severance charge at the corporate level, and a $4.9 million asset impairment charge. The Company reduced 276 full time staff and approximately 100 temporary staff, mainly in Mexico as a result of the planned shift of production to the Company’s China facility. The asset impairment charge was largely related to a write off of leasehold improvements made in early 2000 in our Boston facility.

On an EBITDA basis, we generated $1.0 million compared with $2.9 million in Q2 2007 and $2.6 million in Q1 for the reasons discussed earlier, plus a reduction in depreciation due to the write off of leasehold improvements in Boston.

Now let me comment on cash and debt; a continued area of focus for the Company. We had generated cash consistently in each of the past 5 quarters, totaling over $25 million. However, cash generation did not meet the expected target in the second quarter as two of our larger customers withheld payments until after the end of the quarter totaling $8 million. These payments were received in the first week of July. Had these payments been received in the quarter, debt would have been reduced a further $3 million compared with last quarter. However net bank debt actually increased by $5 million at the end of the quarter to $24.5 million. Capital investments were managed carefully in the quarter given our results; with limited spending largely related to our new sites.

Q2-08 Earnings Call

Year to date capital expenditures totaled $700 thousand compared to $1.5 million last year.

Let me now comment on working capital.

We will start with inventory where levels decreased as sales grew in the quarter. Inventory of $38.0 million was down $900 thousand from last quarter. Average inventory for the quarter was $7 million lower than the level set a year ago and essentially unchanged from Q1. Days inventory improved significantly from Q1 and was essentially the same as last year. Inventory reduction continues to be a focus area for the Company.

Accounts receivable was $39.9 million or 56 days compared to $34.2 million or 56 days last quarter. Excluding the impact of the $8 million received immediately following quarter end, collection activity has driven the percent past due to new lows and allowed us to reduce our allowance for doubtful accounts as previously reserved receivables were collected. Receivables were also positively impacted by bill and hold revenues.

Accounts payable was $40.8 million, largely unchanged from $40.4 million last quarter. However days were reduced from 73 days to 61 days matching the improvement in inventory.

We expect to lower receivable levels in Q3 and generate positive cash flow as we plan to continue to generate positive cash each quarter.

Despite challenging credit markets, on August 7th we successfully closed a new amended financing arrangement with our longstanding bank, Wachovia, and Export Development Canada. EDC have assumed the position previously held by Monroe and more recently Garrison Investment Group. This new loan arrangement will improve financial flexibility and reduce interest rates. The interest on the LIBOR based term debt assigned to EDC has been reduced from LIBOR plus 4% to LIBOR plus 3.5%, decreasing at various leverage rates. Covenants were changed and restrictions on certain investments and expenditures were improved.

Let me now turn the call back over to John.

John Caldwell

Thank you Jane.

Q2-08 Earnings Call

Let me now discuss with you our outlook for the rest of 2008.

As we stated in our press release, we expect the second half of 2008 to have improved results over the first two quarters of this year. Our third quarter looks solid. Of course we cannot accurately predict customer order patterns that often involve push-outs or pull-ins towards the end of any quarter. However, we are encouraged by several newer customers expanding order levels with us as they ramp to full production through the balance of the year. At this point, our visibility into Q4 is somewhat limited but we are seeing order expansion with certain customers and reduced orders from others. In terms of bottom line, we expect to produce better operating and net earnings because of higher revenue and the benefit of the second quarter restructuring.

Finally, absent a delay of customer payments like we experienced in Q2, we expect to further reduce debt in the second half of the year and increase positive cash generation.

This ends our formal comments, operator we should now open the lines for questions. Thank you.